Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
THIRD QUARTER 2009 RESULTS
Houston, Texas, October 22, 2009 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the third quarter of 2009 of $364.1 million, or $2.62 per share on a diluted basis, compared with net income of $310.5 million, or $2.23 per share on a diluted basis, in the same period a year earlier. Revenues in the third quarter of 2009 were $908.4 million, compared with revenues of $900.4 million for the third quarter of 2008.
For the nine months ended September 30, 2009, the Company reported net income of $1.1 billion, or $7.91 per share on a diluted basis, compared with net income of $1.0 billion, or $7.31 per share on a diluted basis, for the same period in 2008. Revenue for the nine months ended September 30, 2009 was $2.7 billion, compared with $2.6 billion for the first nine months of 2008.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its third quarter 2009 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on October 22, 2009 beginning at 9:00 a.m. Central Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Contract drilling	$885,281	$881,953	$2,664,447	$2,588,919
Revenues related to reimbursable expenses	23,094	18,423	76,055	51,931

Total revenues	908,375	900,376	2,740,502	2,640,850

Operating expenses:
Contract drilling	304,146	314,273	906,746	872,716
Reimbursable expenses	22,873	18,126	75,019	50,660
Depreciation	86,485	72,155	256,978	212,150
General and administrative	15,628	13,944	48,109	45,434
Gain on disposition of assets	(217)	(228)	(365)	(505)
Casualty loss	—	6,281	—	6,281

Total operating expenses	428,915	424,551	1,286,487	1,186,736

Operating income	479,460	475,825	1,454,015	1,454,114

Other income (expense):
Interest income	1,879	3,055	3,645	10,369
Interest expense	(14,031)	(2,989)	(26,436)	(6,226)
Foreign currency transaction gain	8,313	(29,047)	17,921	(14,606)
Other, net	(336)	581	315	333

Income before income tax expense	475,285	447,425	1,449,460	1,443,984

Income tax expense	(111,151)	(136,892)	(349,305)	(426,780)

Net Income	$364,134	$310,533	$1,100,155	$1,017,204

Income per share:
Basic	$2.62	$2.23	$7.91	$7.32

Diluted	$2.62	$2.23	$7.91	$7.31

Weighted average shares outstanding:
Shares of common stock	139,005	139,001	139,003	138,945
Dilutive potential shares of common stock	98	90	80	131

Total weighted average shares outstanding	139,103	139,091	139,083	139,076

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2009	2008

REVENUES
High Specification Floaters	$353,318	$344,024
Intermediate Semisubmersibles	421,145	401,891
Jack-ups	110,818	136,038

Total Contract Drilling Revenue	$885,281	$881,953

Revenues Related to Reimbursable Expenses	$23,094	$18,423

CONTRACT DRILLING EXPENSE
High Specification Floaters	$103,258	$94,713
Intermediate Semisubmersibles	142,156	162,011
Jack-ups	52,559	58,159
Other	6,173	(610)

Total Contract Drilling Expense	$304,146	$314,273

Reimbursable Expenses	$22,873	$18,126

OPERATING INCOME
High Specification Floaters	$250,060	$249,311
Intermediate Semisubmersibles	278,989	239,880
Jack-ups	58,259	77,879
Other	(6,173)	610
Reimbursable expenses, net	221	297
Depreciation	(86,485)	(72,155)
General and administrative expense	(15,628)	(13,944)
Gain on disposition of assets	217	228
Casualty loss	—	(6,281)

Total Operating Income	$479,460	$475,825

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$250,821	$336,052

Marketable securities	880	400,592

Accounts receivable, net of provision for bad debts	764,639	574,842

Prepaid expenses and other	202,447	155,247

Total current assets	1,218,787	1,466,733
Drilling and other property and equipment, net of accumulated depreciation	4,402,130	3,414,373

Other assets	94,541	73,325

Total assets	$5,715,458	$4,954,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$408,131	$509,087

Long-term debt	998,603	503,280

Deferred tax liability	521,767	462,026

Other liabilities	154,175	118,553

Stockholders’ equity	3,632,782	3,361,485

Total liabilities and stockholders’ equity	$5,715,458	$4,954,431

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Third Quarter		Second Quarter		Third Quarter
	2009		2009		2008
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
	(Dayrate in thousands)

High Specification Floaters	$389	75%	$381	79%	$394	86%
Intermediate Semis	$278	84%	$286	93%	$288	79%
Jack-ups	$117	65%	$146	63%	$112	89%